Exhibit 8.3

[Letterhead of Commerce & Finance Law Offices]

November 3, 2009

CNinsure Inc.

21/F, Yinhai Building

No. 299 Yanjiang Zhong Road

Guangzhou, Guangdong 510110

People’s Republic of China

Ladies and Gentlemen:

We have acted as special People’s Republic of China (“PRC”) legal counsel to CNinsure Inc. (the “Company”) in connection with the registration statement on Form F-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than PRC.

On the basis of and subject to the foregoing, we are of the opinion that the statements relating to certain PRC tax matters set forth under the caption “Taxation — PRC Taxation” in the Company’s prospectus included in the Registration Statement, is true and accurate based on current PRC law and practice at the date of this letter and that such statements constitute our opinion.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the use of our name under the captions “Risk Factors,” “Enforceability of Civil Liabilities,” “Taxation” and “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the regulations promulgated thereunder.

Sincerely,

/s/ Commerce & Finance Law Offices
Commerce & Finance Law Offices